Exhibit 99.1

Marvell Announces the Appointment of Rebecca House to Board of Directors

SANTA CLARA, Calif. — August 22, 2022 – Marvell (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions, has appointed Rebecca (Becky) House, Senior Vice President, Chief People and Legal Officer and Secretary of Rockwell Automation, Inc., to its board of directors.

“Becky has an extensive background in talent management, ethics and compliance, public affairs, security and sustainability, and is a proven leader in building and maintaining exceptional company cultures within large, multinational companies,” said Matt Murphy, President and CEO of Marvell. “Her insights and counsel will be very valuable as we continue to scale and grow Marvell’s business globally.”

Ms. House is also on the board of directors for FMI Funds, Inc., MIND Research Institute and the Wisconsin Alumni Research Foundation (WARF). She is a director and former Board President of Sojourner Family Peace Center, the largest provider of domestic violence services in the state of Wisconsin. Ms. House previously served as Assistant General Counsel and Assistant Secretary at Harley-Davidson, Inc. Prior to that, she was a partner at Foley & Lardner, LLP, a prominent law firm headquartered in Milwaukee, where she spent 12 years.

Ms. House earned a J.D., magna cum laude, from Harvard Law School and a B.A. from the University of Wisconsin – Madison.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for over 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.

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For further information, contact:

Kim Markle

pr@marvell.com